PUBLIC COMPANY MANAGEMENT CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), entered into this 6th day of April, 2006, and made effective as of January 2, 2006 (the “Effective Date”), BY and BETWEEN Public Company Management Corporation (the “Company”), a Nevada corporation, whose address for this Agreement is 5770 El Camino Road, Las Vegas, NV 89118 and Trae O'Neil High, (the “Consultant”), whose mailing address for this Agreement is c/o Sarfoh & Associates, LLP, 250 West 57th Street, Suite 917, New York, New York 10107.  This Agreement amends and supersedes the Consulting Agreement dated February 28, 2006, between Trae O'Neil High and the Company.

A.

The Consultant will be one of the key executives of the Company and has background, knowledge, experience and expertise in corporate, securities and tax law and financial reporting for publicly-held companies.

B.

The Company wishes to obtain the services of the Consultant as Chief Legal Officer (hereinafter defined as “CLO”) and the Consultant wishes to provide these services to the Company in the capacity of an independent contractor.

THEREFORE, in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.0

ENGAGEMENT AND DURATION

1.1

The Company hereby engages the services of the Consultant for the position of CLO of the Company, and the Consultant hereby accepts such engagement and agrees to perform the services to the best of his ability and in accordance with terms and conditions of this Agreement.

1.2

The Company shall retain the Consultant for a term of one calendar year commencing on the Effective Date and expiring on December 31, 2006 (the “Term”).  Mutually agreeable extensions by both parties will be accepted per the agreement of both parties and compensation milestones set forth in subsection 3.2.1 will extend into any extension or ongoing future consulting agreement if they have yet to be fulfilled.

2.0

DUTIES

2.1

The Consultant shall, pursuant to this Agreement, perform all duties customarily performed by a person with like title and position of a small, publicly-held corporation engaged in a business similar to the Company’s business.  Consultant’s primary role will be CLO serving many functions including, the following:

•

handling matters for the Company under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”) and state securities laws including its periodic or other reporting requirements;

•

managing the general workflow pursuant to all Consulting Agreements, which shall be in a form similar to the attached Exhibit A, between the Company and the Company’s Clients (the “Consulting Agreements”);

•

performing initial services related to the Consulting Agreements such as coordinating for the Company's Clients the filing of articles of incorporation in Nevada or other jurisdictions and the completion of bylaws and organizational minutes, setting up transfer agent services and completing capitalization tables, shareholder lists and other items necessary for the initial issuance of stock in the Company's Clients to the Company pursuant to the Consulting Agreements;

•

performing legal aspects of the due diligence review during Phase I, Step 3 (Legal Due Diligence Review) of all Consulting Agreements;

•

performing legal services during Phase II, Stage I, Step 3 (Founders Round) of all Consulting Agreements;

•

coordinating the Edgar services of all Clients of the Company during Phase, II, Stage II, Step 5 (Edgarization) of all Consulting Agreements; provided, however, that the fees and other costs for Edgarization shall be the sole responsibility of each Client;

•

performing or subcontracting Edgar filing services for the Company;

•

providing legal services during Phase II, Stage IV (NASD Market Maker and Form 211) of all Consulting Agreements;

•

attending daily Company conference calls;

•

traveling at least once per month to Nevada for business at the Company’s office at 5770 El Camino Road, Las Vegas, NV 89118 or at such other location as shall be approved by the Company’s board of directors; and

•

performing other administrative tasks reasonably associated with the position of CLO.

In performing services hereunder, Consultant shall be allowed reasonable access to use the services of any administrative assistant(s) of the Company or other person(s) performing like tasks.

2.2

The following services are not the duties of the Consultant and are specifically excluded from this Agreement:

•

providing services relating to matters regarding the Investment Company Act of 1940; the Investment Advisor Act of 1940, or similar state laws;

•

performing any litigation in federal or state court by or against the Company;

•

preparing registration statements for Clients of the Company pursuant to the 1933 Act, the 1934 Act or state securities laws;

•

performing services during Phase I, Step 4 (Retain Corporate Attorney), Phase II, Stage II (Preparation and Filing of Form SB-2) other than coordinating the Edgarization during Step 5 of Phase II, Stage II, and Stage III (Clearing SEC Comments and Effectiveness of Form SB-2) of all Consulting Agreements,

•

performing or subcontracting Edgar filing services for the Company’s Clients; and

•

performing SEC compliance services for the Company’s Clients pursuant to Phase III (SEC Compliance) of all Consulting Agreements or such other agreements between the Clients and the Company regarding such matters.

2.3

The Consultant shall use his best efforts to promote the interests of the Company and, to the extent necessary to discharge the responsibilities assigned to the Consultant, perform faithfully and efficiently such responsibilities.

2.4

Consultant agrees to devote at least 40 hours per week to his duties as CLO.  The Company acknowledges that Consultant may provide legal or other services to third parties not to exceed 30 hours per week (“Third-Party Services”).

2.5

The Consultant shall report directly and only to Mr. Stephen Brock.

2.6

The Consultant shall perform his duties in New York.

2.7

The Consultant will, subject to the terms of this Agreement, comply promptly and faithfully with the Company’s reasonable instructions, directions, requests, rules and regulations as may be expected of a similarly situated consultant.  The Company shall not be deemed to have waived the right to require the Consultant to perform any duties hereunder by assigning the Consultant to any other duties or services or by assigning another individual to perform the duties of the Consultant.

2.8

In the event of a change of control of the Company, the Consultant shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as he had as of the date immediately prior to the change of control.  Following a change of control, the Consultant’s services shall be performed at such location as may be mutually agreed upon between the Company and the Consultant.  For the purposes of this Agreement, a “change of control” shall be deemed to have occurred when:

       (a)

a person other than the current control person of the Company becomes a control person; or

       (b)

a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent board of directors.

2.9

The Consultant shall have the right of first refusal to provide Third Party Services to Clients of the Company and, for additional compensation to be paid by the Company, to provide to such Clients services in Phase I, Step 4 (Retain Corporate Attorney), Phase II, Stage II (Preparation and Filing of SB-2 Offering Document), Phase II, Stage III (Clearing SEC Comments and Effectiveness of Form SB-2), and/or Phase III (SEC Compliance) of all Consulting Agreements; provided, however, that such right of first refusal shall cease with respect to Phase I, Step 4 during any time that the Consultant is assigned to five or more such Clients for services in Phase I, Step 4; shall cease with respect to all Steps of Phase II, Stage II other than Step 5 (Edgarization) during any time that the Consultant is assigned to five or more such Clients for services in Phase II, Stage II; and shall cease with respect to Phase III during any time that the Consultant is assigned to ten or more such Clients for services in Phase III.  The Consultant shall have the right of first refusal to provide Third Party Services to Clients of the Company for compensation to be paid by such Clients.

3.0

REMUNERATION AND BENEFITS

3.1

Cash Compensation and Stock Compensation

3.1.1

During the Term of the Agreement, the Consultant shall be paid a yearly base salary of $151,200, to be billed by Consultant in monthly installments consisting of $10,000 (“Cash Compensation”) and shares of the Company’s common stock having an aggregate value of $2,600 at the time of issuance (“Stock Compensation”) registered on Form S-8 and bearing a legend regarding the Consultant’s status as an affiliate within the meaning of Rule 144 (“S-8 Shares”).  The Company agrees to retroactively pay the Consultant pursuant to this subsection 3.1.1 for services performed by the Consultant for the Company during January 2006, February 2006 and March 2006, which are covered by this Agreement.  The Consultant acknowledges that upon receipt of the Cash Compensation and Stock Compensation for January 2006, February 2006 and March 2006, such compensation shall be good, valuable and sufficient consideration for all legal services performed by Consultant for the Company during such months which otherwise would have been billed by the Consultant to the Company at the Consultant’s hourly billing rate.

3.2

Compensation Milestones and Bonus Shares

3.2.1

If during the Term of this Agreement the milestones listed below are met, the Consultant shall receive the amount of shares of restricted and/or registered common stock of the Company as a bonus (the “Stock Bonus”) as listed after each milestone:

•

per quoted or listed company: 25,000 shares of the Company’s common stock which will be restricted shares within the meaning of Rule 144 of the 1933 Act (“Restricted Shares”);

•

if the Company’s common stock trades on the American Stock Exchange (the “Amex”), the National Association of Securities Dealers Automated Quotation

System (the “NASDAQ”) or the New York Stock Exchange (the “NYSE”) (or any successor to such entities) or any other national securities exchange: 50,000 Restricted Shares;

•

if the Company’s net income is $1,000,000 or more during the fiscal year ending September 30, 2006, during any interim period beginning after the Effective Date and ending prior to September 30, 2006 or during any interim period beginning on October 1, 2006 and ending on or before the expiration of this Agreement: 85,000 shares, of which 50% will be Restricted Shares and 50% will be S-8 Shares; and

•

Consultant performs presentations directed by the Company at industry, trade or other conferences: 10,000 Restricted Shares per presentation plus reimbursement of expenses.

The Stock Bonus pursuant to this subsection 3.2.1 is payable quarterly.  For purposes of this subsection 3.2.1, the term “quoted or listed company” means any existing or new client of the Company whose common stock is not cleared for quotation on the over-the-counter Bulletin Board or the NASDAQ, or listed, or authorized for listing, on the Amex or the NYSE (or any successor to such entities) or any other national securities exchange as of the Effective Date, but such common stock becomes cleared for quotation on any one of such quotation systems or exchanges during the Term of this Agreement.

3.2

Reimbursement of Expenses

3.2.1

The Company shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in the performance of his duties pursuant to this Agreement upon the Consultant providing the Company with receipts for such expenses.  Such reimbursable expenses shall not include customary day-to-day office expenses, including but not limited to copies, faxes, and office supplies.

3.2.2

The Company shall reimburse Consultant during the Term of this Agreement up to an aggregate of $4,000 of the costs to establish and/or maintain one or more trusts within or outside of the United States for the Consultant’s asset protection purposes.

3.3

Paid Time Off and Other Benefits

3.3.1

Consultant will be entitled to six weeks of paid time off during the Term of this Agreement.  All Cash Compensation, Stock Compensation and Stock Bonus provided for in this Agreement shall accrue during Consultant’s paid time off and continue to be payable as provided for in this Agreement.

3.3.2

In addition to any other compensation or benefits to be received by the Consultant pursuant to this Agreement, the Consultant shall be entitled to participate in all benefit plans which the Company may from time to time provide to its key officers, employees and/or consultants.

3.4

Indemnification

3.4.1

The Company shall to the fullest extent permitted by law or as set forth in the Articles of Incorporation, and any future amendments, and the Bylaws of the Company, indemnify, defend and hold harmless Consultant from and against any and all claims, demands, proceedings, liabilities, damages, losses and expenses (including attorney's fees, court costs and disbursements) arising out of the fact that he is or was serving as Consultant of the Company, or the performance of his duties hereunder except in the case of Consultant’s gross negligence, willful misconduct, criminal conduct or violations of law.

3.5

Insurance

3.5.1

In the event that the Company obtains director or officer insurance covering any person during the Term of this Agreement, the Company will also take reasonable measures to obtain such insurance covering Consultant.

3.6

Taxes

3.6.1

Consultant shall be responsible for the payment of all taxes to the Internal Revenue Service as well as any taxes payable in the United States including taxes payable to any state or local jurisdiction.  Consultant indemnifies the Company with respect to the payment of any and all taxes owing and due for Cash Compensation, Stock Compensation or Stock Bonus.

4.0

RESTRICTIVE COVENANTS

4.1

Non-Competition

4.1.1

During the Term of this Agreement and for three months following termination of this Agreement as provided in section 5.0 hereof, the Consultant shall not directly or indirectly:

      (a)

own, operate, manage, control, invest, participate in any manner or have any interest in;

      (b)

act as an officer, director, agent, employee, advisor or consultant of; or

(c)

assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which is,

a business that is the same or substantially similar to and/or competes with the business then engaged in by the Company (the “Competitive Entity”) anywhere in the United States (the “Territory”).  Nothing in this section 4.0 shall be construed to limit the

Consultant’s ability during the three-month period following termination of this Agreement to provide legal services to one or more third parties, provided that such third party is not a Competitive Entity.

4.1.2

The restriction set out in subsection 4.1.1(a) above shall not apply to the collective, direct or indirect, ownership of Consultant and his associates (as such term is defined in Regulation 14(A) promulgated under the 1934 Act, as in effect on the date first written above) of less than an aggregate of ten percent (10%) of the securities of any Competitive Entity, but only if such investment is of a totally passive nature and does not involve Consultant devoting time to the management or operations of such Competitive Entity and Consultant is not otherwise involved in the business of such Competitive Entity.

4.1.3

The Consultant acknowledges that the restrictions contained in this subsection 4.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in subsection 4.1.1 or 4.1.2 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

4.1.4

Nothing in this section 4.0 shall restrict or preclude Consultant from providing Third Party Services; however the Consultant shall not provide Third Party Services to a Competitive Entity.

4.2

Delivery of Records

4.2.1

Upon the termination of the Consultant’s employment with the Company, the Consultant will deliver to the Company all books, records, lists, brochures and other property belonging to the Company or developed in connection with the business of the Company.

4.3

Confidentiality

4.3.1

The term “Confidential Information” means any and all information concerning the business of the Company which the Consultant may receive or develop as a result of his employment.  All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Company, its customers or principals, received or developed by the Consultant are the property of the Company and/or such parties.  The Consultant shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of Confidential Information.

4.3.2

The Consultant acknowledges that any unauthorized disclosure or use of Confidential Information by the Consultant may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Consultant.

4.3.3

Except as authorized by the Company, the Consultant will not:

       (a)

duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Company’s Confidential Information;

(b)

use the Company’s Confidential Information without the prior written consent of the Company; or

       (c)

incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Company.

4.3.4

The Consultant will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care to protect all Confidential Information whether or not developed by the Consultant.

4.3.5

The restrictive obligations set forth above shall not apply to the disclosure or use of information which:

       (a)

is or later becomes publicly known under circumstances involving no breach of this Agreement by the Consultant;

(b)

is already known to the Consultant at the time of receipt of the Confidential Information from the Company;

(c)

is lawfully made available to the Consultant by a third party having the right to disclose it to Consultant without violation of any obligation to the Company; or

       (d)

is required to be disclosed by the Consultant pursuant to legal process (e.g., a subpoena), provided that Consultant notifies the Company immediately upon receiving or becoming aware of the legal process in question.

4.3.6

If the Consultant contends that any such information disclosed to him by the Company is in the public domain or was in the possession of the Consultant prior to such disclosure and not under an obligation of confidence, the Consultant will, within ten days of receipt by the Consultant of such disclosure give written notice of such contention to the Company, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which the Consultant or any other person has made use of such concept or information.  If the Consultant has not within ten days of receipt by the Consultant of such disclosure given such written notice to the Company, then it shall be conclusively presumed that all information communicated by the Company to the Consultant concerning the development originated with the Company and constitutes secret and confidential information and know-how.

4.3.7

The Consultant hereby certifies that he has not brought and will not bring with the Consultant to the Company or use while performing his Consultant duties for the Company any materials or documents of a former employer of the Consultant which are not generally available to the public except the know-how to which the right to use has been duly licensed to the Company by such former employer.  The Consultant understands that while employed by the Company, the employer is not to breach any obligation of confidence or duty and the Consultant agrees that he will fulfill all such obligations during his employment with the Company.

4.3.8

No patent right or licenses are guaranteed by this Agreement and patent rights or licenses now or developed during the Term of this Agreement are the property of the Company.  The disclosure of Confidential Information under this Agreement shall not result in any obligation for either party to grant any rights in its patent rights or confidential information, and no other obligations of any kind are assumed by or implied against either party, except for those stated in this Agreement.

4.3.9

The provision of section 4.3 shall survive the termination of this Agreement.

5.0

TERMINATION

5.1

The Company may terminate the Consultant’s services under this Agreement at any time upon the occurrence of any of the following events:

       (a)

the Consultant acting unlawfully, dishonestly, negligently, incompetently or in bad faith;

(b)

the conviction of the Consultant of a felony;

       (c)

the Consultant becoming permanently disabled or disabled for a period exceeding 90 consecutive days or 90 days calculated on a cumulative basis during the Term of this Agreement;

(d)

the breach or default of any term of this Agreement by the Consultant if such breach or default has not been remedied to the reasonable satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company to the Consultant; or

(e)

at the will of the Company, upon 30 days written notice to the Consultant by the Company with a unanimous vote or signed written consent of the Company’s board of directors.

5.2

The Consultant may terminate his obligations under this Agreement:

(a)

at any time after the expiring of 120 days of the date on which there is a change of control, as described in subsection 2.8 of this Agreement or the Company has a successor as described in subsection 14.1 of this Agreement;

(b)

upon the default or breach of any term of this Agreement by the Company if such breach or default has not been remedied or is not being remedied to the reasonable satisfaction of the Consultant, within 14 days after written notice of the breach or default has been delivered by the Consultant to the Company; or

(c)

at the will of the Consultant, upon 30 days written notice to the Company by the Consultant.

5.3

In the event of the termination of the Consultant's services under this Agreement, Consultant will be entitled only to the Cash Compensation, Stock Compensation and Stock Bonus earned by Consultant hereunder as of the date of such termination.  The Consultant shall not be entitled to a severance of any kind upon termination of this Agreement for any reason.

5.4

The rights of the Company and the Consultant under this section 5.0 are in addition to and not in derogation of any other remedies which may be available to the Company or the Consultant at law or in equity.

6.0

PERSONAL NATURE

6.1

This Agreement is personal in nature and is entered into based upon the singular skill, qualifications and experience of the Consultant.

7.0

RIGHT TO USE CONSULTANT’S NAME AND LIKENESS

7.1

The Consultant hereby grants to the Company the right to use the Consultant’s name, likeness and/or biography in connection with the services performed by the Consultant under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Consultant performs services for the Company.

8.0

WAIVER

8.1

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement.  The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

9.0

NOTICES

9.1

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof.  If normal mail service is interrupted by strike, slowdown, or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

9.2

Each party to this Agreement may change its address for the purpose of this section 9.0 by giving written notice of such change in the manner provided for in subsection 9.1 hereof.

10.0

APPLICABLE LAW

10.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of Clark County, Las Vegas, Nevada.

11.0      SEVERABILITY

11.1

If any provision of this Agreement for any reason be declared invalid or unenforceable, such declaration shall not effect the validity or enforceability of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

12.0

ENTIRE AGREEMENT

12.1

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by both parties hereto, provided that if the Company becomes listed on the Amex, NASDAQ or NYSE, the Company and the Consultant shall reasonably renegotiate the terms of this Agreement to the extent such terms are inconsistent with the rules and regulations of such exchange or quotation system.

13.0

ARBITRATION

13.1

In the event of any dispute arising in the determination of the compensation to be paid pursuant to subsection 5.0 hereof or of the Consultant's compensation as set out in this Agreement, the matter in dispute shall be referred to the auditors of the Company for determination.  If the auditors cannot agree on a determination of the matter in dispute within ten days following the referral to them, the matter in dispute shall be referred to a single arbitrator under the Arbitration Act then in effect federally, and the arbitration shall take place in Clark County, Las Vegas, Nevada.

14.0

LIMITATIONS ON ASSIGNABILITY

14.1

Consultant’s duties and responsibilities under this Agreement are not assignable or delegable in whole or in part.  The Company may assign this Agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15. 0

BURDEN AND BENEFIT

15.1

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

16.0

TIME

16.1

Time is of the essence of this Agreement.

17.0

COUNTERPART, PHOTOCOPIES AND FAXES

17.1

This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF the undersigned have duly executed this Agreement as of the date set out on the first page of this Agreement.

PUBLIC COMPANY MANAGEMENT CORP.

CONSULTANT

/s/ Stephen Brock

/s/ Trae O'Neil High

____________________________________

Stephen Brock, President & CEO

Trae O'Neil High